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                                                     EXHIBIT (d)(2)(S)

FORM OF

SUB-ADVISORY AGREEMENT

between

FIDELITY INVESTMENTS MONEY MANAGEMENT, INC.

and

FIDELITY MANAGEMENT & RESEARCH COMPANY

     AGREEMENT made this     day of        , 199__, by and between
Fidelity Investments Money Management, Inc., a New Hampshire corporation with principal offices at 1 Spartan Way, Merrimack, New Hampshire (hereinafter called the ``Sub-Adviser") and Fidelity Management & Research Company, a Massachusetts corporation with principal offices at 82 Devonshire Street, Boston, Massachusetts (hereinafter called the ``Adviser").

     WHEREAS the Adviser has entered into a Management Contract with [Trust Name], a [Massachusetts or Delaware] business trust which may issue one or more series of shares of beneficial interest (hereinafter called the ``Fund"), on behalf of [Fund Name] (hereinafter called the ``Portfolio"), pursuant to which the Adviser is to act as investment manager and adviser to the Portfolio, and

     WHEREAS the Sub-Adviser was formed for the purpose of providing investment management of money market and fixed-income mutual funds, both taxable and tax-exempt, advising generally with respect to money market and fixed-income instruments, and managing or providing advice with respect to cash management.

     NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Adviser and the Sub-Adviser agree as follows:

     1. (a) The Sub-Adviser shall, subject to the supervision of the Adviser, direct the investments of all or such portion of the Portfolio's assets as the Adviser shall designate in accordance with the investment objective, policies and limitations as provided in the Portfolio's Prospectus or other governing instruments, as amended from time to time, the Investment Company Act of l940 and rules thereunder, as amended from time to time (the ``l940 Act"), and such other limitations as the Portfolio may impose by notice in writing to the Adviser or Sub-Adviser. The Sub-Adviser shall also furnish for the use of the Portfolio office space and all necessary office facilities, equipment and personnel for servicing the investments of the Portfolio; and shall pay the salaries and fees of all personnel of the Sub-Adviser performing services for the Portfolio relating to research, statistical and investment activities. The Sub-Adviser is authorized, in its discretion and without prior consultation with the Portfolio or the Adviser, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Portfolio. The investment policies and all other actions of the Portfolio are and shall at all times be subject to the control and direction of the Fund's Board of Trustees.

     (b) The Sub-Adviser shall also furnish such reports, evaluations, information or analyses to the Fund and the Adviser as the Fund's Board of Trustees or the Adviser may request from time to time or as the Sub-Adviser may deem to be desirable. The Sub-Adviser shall make recommendations to the Fund's Board of Trustees with respect to Portfolio policies, and shall carry out such policies as are adopted by the Trustees. The Sub-Adviser shall, subject to review by the Board of Trustees, furnish such other services as the Sub-Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Agreement and which are not otherwise furnished by the Adviser.

     (c) The Sub-Adviser shall place all orders for the purchase and sale of portfolio securities for the Portfolio's account with brokers or dealers selected by the Sub-Adviser, which may include brokers or dealers affiliated with the Adviser or Sub-Adviser. The Sub-Adviser shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Portfolio and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of l934) to the Portfolio and/or the other accounts over which the Sub-Adviser, Adviser or their affiliates exercise investment discretion. The Sub-Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Trustees of the Fund shall periodically review the commissions paid by the Portfolio to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Portfolio.

     2. As compensation for the services to be furnished by the Sub-Adviser hereunder, the Adviser agrees to pay the Sub-Adviser a monthly fee equal to 50% of the management fee which the Portfolio is obligated to pay the Adviser under the Portfolio's Management
Contract with the Adviser in respect of that portion of the Portfolio's assets managed by the Sub-Adviser during such month.
Such fee shall not be reduced to reflect expense reimbursements or fee waivers by the Adviser, if any, in effect from time to time.

     3. It is understood that Trustees, officers, and shareholders of the Fund are or may be or become interested in the Adviser or the Sub-Adviser as directors, officers or otherwise and that directors, officers and stockholders of the Adviser or the Sub-Adviser are or may be or become similarly interested in the Fund, and that the Adviser or the Sub-Adviser may be or become interested in the Fund as a shareholder or otherwise.

     4. It is understood that the Portfolio will pay all its expenses other than those expressly stated to be payable by the Sub-Adviser hereunder or by the Adviser under the Management Contract with the Portfolio, which expenses payable by the Portfolio shall include, without limitation, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iii) fees and expenses of the Fund's Trustees other than those who are ``interested persons" of the Fund, the Sub-Adviser or the Adviser; (iv) legal and audit expenses; (v) custodian, registrar and transfer agent fees and expenses; (vi) fees and expenses related to the registration and qualification of the Fund and the Portfolio's shares for distribution under state and federal securities laws; (vii) expenses of printing and mailing reports and notices and proxy material to shareholders of the Portfolio; (viii) all other expenses incidental to holding meetings of the Portfolio's shareholders, including proxy solicitations therefor; (ix) a pro rata share, based on relative net assets of the Portfolio and other registered investment companies having Advisory and Service or Management Contracts with the Adviser, of 50% of insurance premiums for fidelity and other coverage; (x) its proportionate share of association membership dues; (xi) expenses of typesetting for printing Prospectuses and Statements of Additional Information and supplements thereto; (xii) expenses of printing and mailing Prospectuses and Statements of Additional Information and supplements thereto sent to existing shareholders; and (xiii) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Portfolio is a party and the legal obligation which the Portfolio may have to indemnify the Fund's Trustees and officers with respect thereto.

     5. The Services of the Sub-Adviser to the Adviser are not to be deemed to be exclusive, the Sub-Adviser being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Sub-Adviser's ability to meet all of its obligations with respect to rendering investment advice hereunder. The Sub-Adviser shall for all purposes be an independent contractor and not an agent or employee of the Adviser or the Fund.

     6. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser, the Sub-Adviser shall not be subject to liability to the Advisor, the Trust or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

     7. (a) Subject to prior termination as provided in sub-paragraph (d) of this paragraph 7, this Agreement shall continue in force until [date of annual contract renewals:_____], and indefinitely thereafter, but only so long as the continuance after such period shall be specifically approved at least annually by vote of the Fund's Board of Trustees or by vote of a majority of the outstanding voting securities of the Portfolio.

(b) This Agreement may be modified by mutual consent subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the "Commission") or any rules or regulations adopted by, or interpretive releases of, the Commission.

(c) In addition to the requirements of sub-paragraphs (a) and (b) of this paragraph 7, the terms of any continuance or modification of the Agreement must have been approved by the vote of a majority of those Trustees of the Fund who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(d) Either the Adviser, the Sub-Adviser or the Portfolio may, at any time on sixty (60) days' prior written notice to the other parties, terminate this Agreement, without payment of any penalty, by action of its Board of Trustees or Directors, or by vote of a majority of its outstanding voting securities. This Agreement shall terminate automatically upon the termination of the Management Contract between the Fund, on behalf of the Portfolio, and the Adviser. This Agreement shall terminate automatically in the event of its assignment.

     8. The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust or other organizational document of the Fund and agrees that any obligations of the Fund or the Portfolio arising in connection with this Agreement shall be limited in all cases to the Portfolio and its assets, and the Sub-Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Portfolio. Nor shall the Sub-Adviser seek satisfaction of any such obligation from the Trustees or any individual Trustee.

     9.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN
ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS,
WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PROVISIONS THEREOF.

     The terms ``registered investment company," ``vote of a majority of the outstanding voting securities," ``assignment," and ``interested persons," when used herein, shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect or as hereafter amended.

     IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

                    FIDELITY INVESTMENTS MONEY MANAGEMENT, INC.

                    By

                       Treasurer

                    FIDELITY MANAGEMENT & RESEARCH COMPANY

                    By

                        President